Exhibit 4.13
LAVORO LIMITED

RESTRICTED STOCK UNIT PLAN
Approved by the Board of Directors held on May 26, 2023.

This Restricted Stock Unit Plan (the “Plan”) is governed by the following provisions and also by the applicable legislation.

1.Definitions

a.When used in this Plan with the first letter thereof in capital letters, the following terms shall have their corresponding meaning as described below, unless expressly provided otherwise:

“Agreement for the Granting of Restricted Stock Unit” means the private instrument for the granting of Restricted Stock Unit executed between the Company and the Participant, whereby the Company grants Restricted Stock Unit to the Participant;

“Board of Directors” means the Board of Directors of the Company;

“Company” means Lavoro Limited, an exempted company with its registered office set out at the above address and, where the context requires, any or all of its subsidiaries;

“Grant Date” means, unless otherwise expressly set forth in the applicable Agreement for the Granting of Restricted Stock Unit, the date when the Board of Directors approves the grant of Restricted Stock Unit to the corresponding Participant, and which will be deemed as the commencement date of the Vesting Period;

“Nasdaq” means the National Association of Securities Dealers Automated Quotations;

“Overall Limit” has the meaning set forth in Section 6.1;

“Participant” means the Officers, Managers, Superintendents, Board Members, Members of the Advisory Committee of the Board of Directors and other employees of the Company or Company’s controlled companies, as well as “key” individuals for the Company, selected by the Board of Directors, in whose behalf the Company grants one or more Restricted Stock Unit, under this Plan;

“Restricted Stock Unit” means the right granted to the Participant to receive a certain quantity of Shares of the Company, once observed all the conditions set forth in this Plan and in the specific Agreement for the Granting of Restricted Stock Unit;

“Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder.

“Share” means a class A ordinary share issued by the Company, traded on the special segment named Nasdaq, under the ticker identified as “LVRO” and, where the context requires, the Shares transferred to the Participant after observed all the terms and conditions set forth in the present Plan, and subjected to the restrictions here determined;

“Termination” or “Dismissal” means any act or fact that puts an end to the Participant’s legal relationship/bond with the Company. For the purposes of this particular definition, “Termination” shall comprise, among other events, retirement, death, permanent disability, voluntary termination of the Participant, resignation, resignation from office, dismissal, dismissal with or without cause, dismissal for breach of duties and assignments, replacement or non-reelection as officer and termination with or without cause of employment or service contract; and

“Vesting Period” means the period that shall elapse for the Restricted Stock Unit to be deemed capable of being transferred to the Participant as Shares, subject to all the other conditions and terms set forth in this Plan and in the specific Agreement for the Granting of Restricted Stock Unit.

a.The other terms in capital letters shall have the definition as indicated thereto in the respective sections of this Plan.

1.Purposes of the Plan

a.The purpose of the Plan is to govern the granting of Restricted Stock Unit to Participants, aiming at (i) attracting and retaining professionals who add value to the Company, (ii) fostering growth, success, and the achievement of the Company’s corporate purposes and, accordingly, generating long-term value for the Company and its shareholders; and (iii) aligning the interests of the Participants with those of the shareholders and the Company in valuing and managing the opportunities and risks to which the Company is subject.

1.Term of Effectiveness of the Plan

a.This Plan shall become effective on the date of the approval hereof by the Board of Directors of the Company and shall remain in force for a term of 10 (ten) years as of the relevant approval hereof, provided, however, that it may be extinguished, canceled or suspended, at any time, by the decision of the Board of Directors, regardless of the Participants’ consent, notwithstanding the existing Agreements for the Granting of Restricted Stock Unit that may be in force.

1.Participants

a.It shall be incumbent upon the Board of Directors to select, among the Officers, Managers, Superintendents, Board Members, Members of the Advisory Committee of the Board of Directors, and other employees and/or individuals deemed as “key” individuals for the Company or companies controlled by the Company, the Participants to whom the Restricted Stock Unit shall be granted.

a.The appointment of the Participant for a specific grant of Restricted Stock Unit does not necessarily imply one’s nomination as a Participant in any future grant of Restricted Stock Unit.

1.Management of the Plan

a.The Plan shall be managed by the Board of Directors, who shall be entitled comprehensive powers within its incumbencies to take all necessary and appropriate measures for effecting the Plan, at all times subject to the limits, terms and conditions set forth herein.

a.Subject to the general conditions of the Plan, the Board of Directors shall have full powers to take all necessary and appropriate measures for the management of the Plan, including:

a.to delegate the management of the Plan to advisory committees of the Board of Directors;

a.to approve the establishment of the terms and conditions of the grant of Restricted Stock Unit;

a.to define the Participants and authorize the granting of Restricted Stock Unit in their behalf, establishing all the conditions inherent to such grant for purposes of the acquisition of the title to the Restricted Stock Unit, including Vesting Periods and terms or conditions for the delivery of Shares, as well as the review of such conditions, when applicable;

a.to authorize the acquisition and disposal of Shares to effect the granting of Restricted Stock Unit, subject to the applicable rules and regulations;

a.to authorize the execution of Agreements for the Granting of Restricted Stock Unit between the Company and each of the Participants, subject to the provisions of the Plan;

a.to establish and apply general rules regarding the granting of Restricted Stock Unit, according to the Plan, and to settle any doubts with respect to the construal or omissions of the Plan;

a.to decide on any and all measures related to the management of the Plan, specifications and applicability of the general rules established herein;

a.to change the conditions related to the act of granting the Restricted Stock Unit and/or the Restricted Stock Unit already granted, provided that said changes do not adversely impact the Participants; and

a.to analyze and decide on events that are not addressed hereunder or extraordinary events resulting from, or related to, this Plan.

i.In exercising its incumbencies, the Board of Directors shall only be subject to the limits established by law, applicable regulations and the Plan and no member of the Board of Directors shall be individually liable for any acts or omissions with respect to the role of the Board of Directors managing the Plan. The Board of Directors may assign different treatment to Participants who are in a similar situation, as the Board of Directors shall not be required, by no rule of isonomy or analogy, to extend to all Participants the conditions that it deems applicable only to one or some specific Participants.

i.The resolutions of the Board of Directors are binding on the Company and the Participants with respect to all matters related to the Plan.

1.Shares subject to the Plan

a.The total number of Shares that may be delivered to the Participants within the scope of the Plan, given the sum of all grants of Restricted Stock Unit carried out within the scope of this Plan, shall not exceed, within the term of effectiveness of the Plan, five percent (5%) of Shares representing the Company’s total share capital on the date of the approval of the Plan (“Overall Limit”), which may be adjusted by the decision of the Board of Directors.

a.Upon fulfillment of all the conditions stipulated in this Plan, including but not limited to the Vesting Period, the Company, subject to applicable law and regulations, will transfer Shares held in treasury by means of a private transaction in compliance with the applicable legislation, at no cost to the Participant.

i.The Shares which are effectively transferred under the Plan shall retain all relevant rights of their class, except for any provision to the contrary established by the Board of Directors, or as set forth in the applicable Agreement for the Granting of Restricted Stock Unit.

1.Granting of Restricted Stock Unit

a.When deemed convenient, the Board of Directors shall have the right to approve the granting of Restricted Stock Unit and electing the Participants to whom the Restricted Stock Unit at issue shall be granted. The Board of Directors shall establish the relevant terms and conditions for the granting and acquisition of rights related to the Restricted Stock Unit, including the number of Restricted Stock Unit to be granted to each Participant, Vesting Periods, and other conditions the Board of Directors so deems pertinent.

i.The granting of Restricted Stock Unit among the Participants shall be decided by the Board of Directors, at its sole discretion. Further to the granting of Restricted Stock Unit and consistent with Section 5 above, there shall be no obligation on the Board of Directors to carry it out equally, either by equity or equalization/analogy, the aforementioned granting and the number of Restricted Stock Unit ascribed to each Participant being at the sole and exclusive discretion of the Board of Directors, provided, however, such grants shall be subject to any limitations under this Plan and the respective Agreement for the Granting of Restricted Stock Unit.

a.The granting of Restricted Stock Unit shall be carried out upon the execution of an Agreement for the Granting of Restricted Stock Unit to be entered into between the Company and each of the Participants, and each of such Agreement for the Granting of Restricted Stock Unit shall specify, notwithstanding other conditions established by the Board of Directors: (a) the number of Restricted Stock Unit which are the object and subject matter thereof, or the calculation method to determine/establish the number of Restricted Stock Unit object of each granting of Restricted Stock Unit; (b) Vesting Periods; and (c) any other conditions for the acquisition, amendment or extinction of rights related to the Restricted Stock Unit.

i.The Participant will not have, until the date of the actual transfer of the title to the Shares resulting from the vesting of the Restricted Stock Unit, any rights or benefits as a shareholder of the Company. The transfer and settlement of Shares resulting from the vesting of the Restricted Stock Unit to the Participant shall only take place upon the fulfillment of the terms, deadlines and conditions set forth in this Plan and in the applicable Agreement for the Granting of Restricted Stock Unit, the granting of the right to receive the Restricted Stock Unit in itself shall not ensure to the Participant any rights over the Shares, nor shall it represent an assurance to the corresponding receipt thereof.

i.The Board of Directors may subject the acquisition of the rights related to the Restricted Stock Unit to certain conditions, as well as impose restrictions on the transfer of Shares obtained by the Participant under this Plan, and it may also withhold for the Company repurchase rights (share buy-back options) and/or rights of first refusal in the event of sale, by the Participant, of such Shares.

1.Conditions for the Execution of the Restricted Stock Unit

a.The Participant shall only be entitled the right to participate in the Plan upon the execution of the corresponding Agreement for the Granting of Restricted Stock Unit with the Company and shall only acquire the right to receive the Shares by executing the Restricted Stock Unit after complying with all the conditions set forth in this Plan and in the specific Agreements for the Granting of Restricted Stock Unit.

a.Notwithstanding the other terms and conditions established in this Plan and in the applicable Agreement for the Granting of Restricted Stock Unit, the rights of the Participants concerning the Restricted Stock Unit and, therefore, the right of the Participant to receive the Shares, shall only be obtained in full (for all legal purposes and rights) after the Vesting Period has elapsed.

i.Except if otherwise established by the Board of Directors, or established in the applicable Agreement for the Granting of Restricted Stock Unit at issue, the acquisition of the title to the rights related to the execution of the Restricted Stock Unit shall take place as follows:

Vesting Period	Portion of the Restricted Stock Unit granted
On the 3rd anniversary of the Grant Date	1/3
On the 4th anniversary of the Grant Date	1/3
On the 5th anniversary of the Grant Date	1/3

i.The Vesting Period may be accelerated at any time, at the sole discretion of the Board of Directors, in whole or in part, subject to compliance with Section 409A for any Participant whose Restricted Stock Unit are subject to Section 409A.

i.The number of Shares to which the Participant will be entitled at each Vesting Period shall depend on the factors and metrics specified in the respective Agreement for the Granting of Restricted Stock Unit for determining or adjusting the number of Restricted Stock Unit granted.

a.Once the conditions established in this Plan and in the corresponding Agreement for the Granting of Restricted Stock Unit are met, and provided that the relevant legal and regulatory requirements are observed, the Company shall transfer to the Participant, within the term of 45 (forty five days), the number of Shares corresponding to the Restricted Stock Unit to which the Participant will be entitled, at no cost to the Participant, and subject to the adjustments/amendments set forth in the Plan and the corresponding Agreement for the Granting of Restricted Stock Unit. Notwithstanding anything to the contrary set forth above, to the extent that Restricted Stock Unit granted to a Participant may be subject to Section 409A, Shares delivered in settlement of such Restricted Stock Unit shall be delivered no more than 45 days following the applicable Vesting Period.

a.Notwithstanding other events that may be established by the Board of Directors, or that are established in the corresponding Agreement for the Granting of Restricted Stock Unit, the Restricted Stock Unit within the scope of this Plan shall be automatically extinguished and without any right to compensation, ceasing all the effects thereof by operation of law, in the following cases, unless otherwise established by the Board of Directors:

a.if the Company is dissolved, liquidated or declared bankrupt; or
b.upon termination of the Agreement for the Granting of Restricted Stock Unit; or
c.in the Termination events under this Plan.

1.Events of Termination or Dismissal from the Company and corresponding Effects thereof

a.Except if otherwise established by the Board of Directors, or established in the applicable Agreement for the Granting of Restricted Stock Unit, in the event of Termination/Dismissal of the Participant, all Restricted Stock Unit whose Vesting Period has not elapsed on the date of such Termination/Dismissal shall be automatically extinguished, by operation of law, regardless of any notice or notification in such regard, and without being entitled any right to compensation.

1.Miscellaneous

a.The granting of Restricted Stock Unit within the scope of the Plan does not imply any impediment or restriction to the Company or its subsidiaries from engaging in corporate reorganization transactions, such as, but not limited to, incorporation, merger, spin-off and incorporation of shares, and the Board of Management shall, at its sole discretion, decide, within the scope of the subsequent corporate structure, on the replacement of the existing Restricted Stock Unit by a new incentive, in order to preserve the balance of the relations between the parties.

a.In events involving change in the number, class of shares issued by the Company as a result of a reduction in the Company’s share capital, bonuses in Shares, splits, groupings, conversion of shares or conversion into shares of other securities issued by the Company, it will be incumbent upon the Board of Directors to establish the corresponding modifications/adjustments into the number of Restricted Stock Unit granted to the Participants, as well as all other necessary amendments to the applicable Agreement for the Granting of Restricted Stock Unit already established, in order to avoid distortions and losses to the Company and/or the Participants. For clarification purposes, the provisions of this Section 10.2 do not apply, and no modification/adjustment to the number of Restricted Stock Unit granted to Participants will be necessary, in the event of issuance of new Shares as a result of increases in the Company’s share capital.

a.No provision of this Plan shall be construed so as to ascribe to the Participants’ any rights other than those inherent to the Restricted Stock Unit, and no provision of the Plan or the applicable Agreement for the Granting of Restricted Stock Unit shall grant any Participant the right to remain bound/associated to the Company or its subsidiaries, nor will it interfere , in any case, the right of the Company or its subsidiaries, at any time and subject to legal and contractual conditions, to terminate its relationship with the Participants, including by means of termination of an employment or binding contract, and interruption or dismissal of the term of office as an officer.

a.Any significant amendment with regard to the laws on corporations, publicly-held companies, labor legislation and/or the tax effects of a plan of restricted stock unit, shall give cause to a partial or full review of the Plan.

a.The title to the Restricted Stock Unit granted under this Plan are individual and non-transferable, and the Participant shall not be entitled the right to assign, transfer, pledge or by any means dispose of said title to any third party, except in the events that may be expressly authorized by the Board of Directors.

a.The Company is authorized to withhold any taxes that may be levied on the granting of shares made within the scope of the Plan, and may instruct any withholdings levied on Restricted Stock Unit by reducing the total number of Shares to be delivered, proportionally to the impact related to the tax at issue.

a.The Restricted Stock Unit are intended to be compliant with or exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409ª of the Code. The Plan and all Restricted Stock Unit shall be interpreted in accordance with such intent. To the extent that any award of Restricted Stock Unit is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Restricted Stock Unit shall be subject to such additional rules and requirements as specified by the Board from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A. Neither this Section 14 nor any other provision of the Plan is or contains a representation to any grantee regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Award (or the Shares underlying such Award) granted hereunder, and should not be interpreted as such. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the grantee on account of non-compliance with Section 409A.

a.This Plan is governed by Brazilian law.

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